Exhibit 99.1

WRITTEN CONSENT OF THE MAJORITY STOCKHOLDERS
OF
ZAXIS INTERNATIONAL INC.

The undersigned, the holders of a majority of the of the outstanding shares of common stock, par value $0.0001 (the "Common Stock") of Zaxis International Inc., a Delaware corporation (the "Corporation"), acting pursuant to the authority granted by Sections 211(d) and 228 of Title 8 of the Delaware General Corporation Law ("DGCL") and the by-laws of the Corporation, do hereby adopt the following resolutions, which resolutions have been adopted and approved by the written consent of the holders of a majority of the Corporation's outstanding shares of Common Stock (the "Majority Consenting Stockholders") as of this 21st day of December, 2014 (the "Written Consent").

WHEREAS, the Corporation's Majority Consenting Stockholders have authorized and approved the following corporation actions and resolutions:

RESOLVED, that the Corporation terminates the non-binding Memorandum of Understanding ("MOU") with Artsys 360 Ltd, reported on Form 8-K filed on December 2, 2014;

FURTHER RESOLVED, that Corporation, as a result of the termination of the MOU, has determined that Jehuda Maimon, the Corporation's sole director, chief executive officer and chief financial officer, is hereby removed from all positions as a director and executive officer of the Corporation; and

FURTHER RESOLVED, that Liron Carmel is hereby appointed and elected as the sole director of the Corporation and is hereby appointed to serve as the Corporation's chief executive officer and chief financial officer.

FURTHER RESOLVED, that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution;

FURTHER RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as duly authorized actions of the Corporation. This Written Consent shall be added to the corporate records of the Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Corporation. This Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Written Consent.

The number of shares of Corporation's Common Stock issued and outstanding at December 21, 2014 (the "Record Date") is 18,195,126 shares, inclusive of the shares of Common Stock issued upon conversion by the Majority Consenting Stockholders of convertible notes in the principal amount of $125,000. The number of shares of Common Stock owned of record and beneficially by the Corporation's necessary to approve the above resolutions under Section 228 of Title 8 of the DGCL and the By-laws of the Corporation is 9,097,564 shares of Common Stock. The Majority Consenting Stockholders holding 16,500,000 shares of Common Stock, representing 90.68%, have consented to the adoption of the above resolutions.

Table of Majority Consenting Shareholders

Names of Majority Consenting Stockholders	Number of Shares and Percentage
/s/: Eli Yoresh
Name: Eli Yoresh	1,650,000 shares or 9.07%

/s/: Kfir Silberman
Name: Kfir Silberman	2,475,000 shares or 13.61%

/s/: Amir Uziel
Name: Amir Uziel	4,125,000 shares or 22.67%

/s/: Itschak Shrem
Name: Itschak Shrem	4,125,000 shares or 22.67%

/s/: Lavi Krasney
Name: Lavi Krasney	4,125,000 shares or 22.67%

Total	16,500,000 shares or 90.68%